Exhibit 99.1

CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
Ivy Barton Suter		www.theequitygroup.com
Chief Executive Officer		Adam Prior (212) 836-9606
(800) 554 -1589
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS 2009 FOURTH QUARTER AND YEAR END

UNAUDITED FINANCIAL RESULTS

Company to Hold Conference Call on Tuesday, February 9th, 2010, at 10:00 AM ET

2009 Fourth Quarter Financial Highlights

•	Operating income increased 148.4% to $3.6 million

•	Net income improved to $1.0 million, or $0.08 per share, after $690K severance charge and $676K in legal and related expenses

•	EBITDA rose 72.1% to $5.2 million

•	Commenced weekly service to the Dominican Republic

Year-over-Year 2009 Financial Highlights

•	Operating income increased 82.9% to $12.7 million

•	Net income improved to $2.6 million, or $0.22 per share, after $690K severance charge and $1.7M of legal and related expenses

•	EBITDA improved 44.5% to $19.0 million

Jacksonville, FL – February 8, 2010 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported unaudited financial results for the fourth quarter and full year ended December 31, 2009 (see attached tables). The Company reported operating income of $3.6 million in the fourth quarter of 2009, a 148.4% increase vs. operating income of $1.4 million in the fourth quarter of 2008. Net income for the fourth quarter of 2009 improved by $2.1 million to $1.0 million, or $0.08 per basic and diluted share, from a net loss of $1.1 million, or $0.09 per basic and diluted share, in the prior-year period. The $1.0 million in net income included $690,000 in severance payments as part of a reduction in force and $676,000 in legal and related expenses in connection with the ongoing Department of Justice investigation. EBITDA for the fourth quarter of 2009 was $5.2 million, a 72.1% improvement from $3.0 million in the prior-year period. Adjusted EBITDA, as detailed in the accompanying table, was $6.8 million in the fourth quarter of 2009.

Trailer Bridge, Inc. February 8, 2010

The Company reported revenue of $30.7 million during the quarter, down 7.7% from the prior year period but an increase of 1.3% sequentially from the third quarter of 2009. Excluding the effect of fuel surcharges, revenue decreased by 0.8% from the prior year but increased 2.4% from the third quarter of 2009.

Ivy Suter, Trailer Bridge’s Chief Executive Officer, said, “We saw continued high capacity utilization in the quarter with the exception of the seasonally slower last week of the year. Capacity utilization and revenue compared favorably to the third quarter of 2009 on one less sailing. Our operating and EBITDA margins expanded significantly vs. prior year, and we operated profitably for the third consecutive quarter. We expect capacity utilization to remain high in the first quarter of 2010 and beyond based on what we’re seeing in January.”

Ms. Suter added, “Our continuing cash generation and strong financial position allowed us to purchase, at par, an additional $1.0 million face amount of our outstanding Senior Secured Notes in January 2010. As previously announced, our Board of Directors also authorized the repurchase of up to $1.0 million of the Company’s common stock. We are pleased that our system has performed well in a difficult economic climate, and we are seeing a continuing stream of new customers that are taking advantage of our value proposition. In that regard, and as previously announced, we expanded our sailings to and from the Dominican Republic to once a week from every two weeks as announced in January 2010. We are providing this service utilizing our existing liner-service vessels to link the ports of Jacksonville, FL, San Juan, Puerto Rico, and Puerto Plata, Dominican Republic.”

The Company’s deployed vessel capacity utilization during the fourth quarter was 92.0% southbound and 29.8% northbound, compared to 92.9% and 23.7%, respectively, during the fourth quarter of 2008, and 90.2% and 30.6%, respectively, sequentially. Overall volume southbound decreased 4.3% from the third quarter of 2009 and decreased 2.8% from the same quarter last year each on one less sailing.

Year-over-Year Comparison

The Company reported operating income of $12.7 million for 2009 compared to operating income of $7.0 million for 2008, and net income of $2.6 million, or $0.22 per basic and diluted share, for 2009 compared to net loss of $3.2 million, or $0.27 per basic and diluted share, in 2008. The $2.6 million in net income includes $690,000 in severance payments as part of a reduction in force and $1.7 million in legal and related expenses in connection with the ongoing Department of Justice investigation. EBITDA for 2009 was $19.0 million, a 44.5% improvement from $13.1 million in 2008. Adjusted EBITDA, as detailed in the accompanying table, was $22.8 million in 2009 compared to $17.4 million in 2008.

Financial Position

At December 31, 2009, the Company had cash balances of $11.0 million and working capital of $13.5 million. The Company has no outstanding amount on its $10.0 million revolving credit facility, and, based upon eligible receivables, currently has $7.8 million of availability under this facility. During the twelve months ended December 31, 2009, net cash from operating activities was $9.9 million. Trailer Bridge’s net debt to Adjusted EBITDA ratio improved to 4.0x at December 31, 2009, from 5.7x at December 31, 2008.

Trailer Bridge, Inc. February 8, 2010

Conference Call

The Company will discuss these results in a conference call on Tuesday, February 9, 2010, at 10:00 AM ET. The dial-in numbers are (888) 737-9834 (US) and (706) 643-9215 (International). To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=40840&c=TRBR&mediakey=845D2934064ACB087E377E5063335678&e=0.

The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

The audit of the Company’s financial statements as of and for the year ended December 31, 2009, has not been completed and changes may result during the completion of the Company’s audit.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice investigation into the pricing practices in the Puerto Rico trade, the outcome of related class action lawsuits, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)

###

Trailer Bridge, Inc. February 8, 2010

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008
OPERATING REVENUES	$30,735,071	$33,308,694	$114,302,750	$133,029,672
OPERATING EXPENSES:
Salaries, wages, and benefits	4,952,670	5,310,911	18,078,564	18,345,791
Purchased transportation and other rent	6,754,971	8,290,174	25,464,549	33,582,188
Fuel	4,136,565	5,621,794	14,762,470	28,510,000
Operating and maintenance (exclusive of depreciation & dry-docking shown separately below)	6,344,465	7,076,416	24,675,616	26,174,043
Dry-docking	248,574	735,589	958,491	972,113
Taxes and licenses	144,275	150,929	616,143	565,470
Insurance and claims	791,917	887,158	3,122,047	3,221,112
Communications and utilities	169,917	182,609	689,965	759,589
Depreciation and amortization	1,554,663	1,545,336	6,222,958	6,160,384
(Gain) loss on sale of property & equipment	(2,730)	123,048	33,144	232,397
Other operating expenses	2,040,772	1,936,006	6,948,168	7,546,744

	27,136,059	31,859,970	101,572,115	126,069,831

OPERATING INCOME	3,599,012	1,448,724	12,730,635	6,959,841

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,591,833)	(2,594,738)	(10,388,060)	(10,354,015)
Gain on debt extinguishment	—	—	132,500	—
Interest income	6,537	33,907	129,405	164,479

INCOME (LOSS) BEFORE (PROVISION) BENEFIT FOR INCOME TAXES	1,013,716	(1,112,107)	2,604,480	(3,229,695)

(PROVISION) BENEFIT FOR INCOME TAXES	(4,942)	(9,261)	1,396	(9,046)

NET INCOME (LOSS)	$1,008,774	$(1,121,368)	$2,605,876	$(3,238,741)

PER SHARE AMOUNTS:

NET INCOME (LOSS) PER SHARE BASIC	$0.08	$(0.09)	$0.22	$(0.27)

NET INCOME (LOSS) PER SHARE DILUTED	$0.08	$(0.09)	$0.22	$(0.27)

Trailer Bridge, Inc. February 8, 2010

TRAILER BRIDGE, INC.

CONDENSED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,987,379	$7,216,283
Trade receivables, less allowance for doubtful accounts of $441,985 and $599,017	12,814,741	16,818,259
Prepaid and other current assets	2,444,336	1,883,942
Deferred income taxes, net	278,856	278,856

Total current assets	26,525,312	26,197,340

Property and equipment, net	84,891,922	89,304,822
Reserve fund for long-term debt	4,237,385	4,125,995
Other assets	2,862,911	3,704,490

TOTAL ASSETS	$118,517,530	$123,332,647

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,088,124	$5,259,355
Accrued liabilities	6,458,760	7,694,690
Unearned revenue	611,147	385,458
Current portion of long-term debt	2,874,700	2,874,700

Total current liabilities	13,032,731	16,214,203

Other accrued liabilities	55,556	414,910
Long-term debt, less current portion	104,170,528	108,545,228

TOTAL LIABILITIES	117,258,815	125,174,341

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $.01 par value, 1,000,000, shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 12,031,707 and 11,938,921 shares issued; 11,992,534 and 11,838,921 shares outstanding at December 31, 2009 and 2008, respectively	120,317	119,389
Treasury stock, at cost, 39,173 and 100,000 shares at December 31, 2009 and 2008, respectively	(156,692)	(400,000)
Additional paid-in capital	53,711,080	53,460,783
Capital deficit	(52,415,990)	(55,021,866)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,258,715	(1,841,694)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$118,517,530	$123,332,647

Trailer Bridge, Inc. February 8, 2010

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31,

	2009	2008
	(unaudited)
Operating activities:
Net income (loss)	$2,605,876	$(3,238,741)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,222,958	6,160,384
Amortization of loan costs	866,930	745,439
Non-cash stock compensation expense	398,867	399,600
Provision for doubtful accounts	1,038,210	913,009
Deferred tax (benefit) expense	—	(93,776)
Loss on sale of property and equipment	33,144	232,397
Decrease (increase) in:
Trade receivables	2,965,307	(1,936,734)
Prepaid and other current assets	(560,396)	835,580
Other assets	(160,884)	(38,579)
(Decrease) increase in:
Accounts payable	(2,171,231)	(1,698,434)
Accrued liabilities	(1,552,880)	2,165,174
Unearned revenue	225,688	(61,316)

Net cash provided by operating activities	9,911,589	4,384,003

Investing activities:
Purchases of property and equipment	(1,883,951)	(2,094,797)
Proceeds from sale of property and equipment	64,890	181,761
Additions to other assets	—	(124,058)

Net cash used in investing activities	(1,819,061)	(2,037,094)

Financing activities:
Cash proceeds from note payable	—	5,433,030
Principal payments on notes payable	(4,284,599)	(2,080,803)
Gain on extinguishment of debt	(132,500)	—
Exercise of stock options	(154,333)	(15,388)
Purchase of treasury stock	—	(400,000)
Reissuance of treasury stock	250,000	—

Net cash (used in) provided by financing activities	(4,321,432)	2,936,839

Net increase in cash and cash equivalents	3,771,096	5,283,748
Cash and cash equivalents, beginning of the period	7,216,283	1,932,535

Cash and cash equivalents, end of the period	$10,987,379	$7,216,283

Trailer Bridge, Inc. February 8, 2010

TRAILER BRIDGE, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS), TO EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION & AMORTIZATION; AND ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION & AMORTIZATION (1)

	Three months ended December 31, 2009		Three months ended December 31, 2008		Twelve months ended December 31, 2009		Twelve months ended December 31, 2008

GAAP, Net income (loss)	$1,008,774		$(1,121,368)		$2,605,876		$(3,238,741)
Net interest expense	2,585,296		2,560,831		10,258,654		10,189,536
Depreciation and amortization	1,554,663		1,545,336		6,222,958		6,160,384
Provision (benefit) for income taxes	4,942		9,261		(1,396)		9,046
Gain on extinguishment of debt	—		—		(132,500)		—

Non-GAAP, EBITDA	$5,153,675		$2,994,060		$18,953,592		$13,120,225

Adjustments:
Severance, including officers	690,000		829,820		690,000		829,820
Anti-trust related legal expense	676,068		340,682		1,728,448		1,464,347
Dry-docking	248,574		735,589		958,491		972,113
Stock compensation	50,485		99,900		398,867		399,601
Strategic alternative fees	—		—		—		390,231
(Gain) loss on asset sales	(2,730)		123,048		33,144		232,397

Total Adjustments	1,662,397		2,129,039		3,808,950		4,288,509

Non-GAAP, Adjusted EBITDA	$6,816,072		$5,123,099		$22,762,542		$17,408,734

Other financial measures:
EBITDA margin	16.8%		9.0%		16.6%		9.9%
Adjusted EBITDA margin	22.2%		15.4%		19.9%		13.1%
Net debt to adjusted EBITDA	4.0	x	5.7	x	4.0	x	5.7	x
Adjusted EBITDA to interest expense	2.6	x	2.0	x	2.2	x	1.7	x

Use of Non-GAAP measures

(1)	The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on comparisons of operating performance from period to period without the impact of significant special items. Non-GAAP measures are reconciled in the accompanying financial table. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for the Company’s reported GAAP results.

Adjusted EBITDA is calculated by adding back officer severance packages, legal expenses associated with the anti-trust litigation, dry-docking, non-cash compensation charges, loss on asset sales, and strategic alternative fees. Adjusted EBITDA was calculated on a twelve month trailing rate for purposes of calculating net debt to adjusted EBITDA.